                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
SECTION 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-19733

                           Advanta Auto Finance Corp.
          (with respect to Advanta Automobile Receivables Trust 1998-1)
             (Exact Name of Registrant as specified in its charter)

             800 Ridgeview Drive, Horsham, PA 19044; (215) 323-4682
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                       Class A-1 5.90% Asset Backed Notes
                    Class A-2 6.09% Asset Backed Notes (Title
                of each class of securities covered by this Form)

                                      None

(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)        [ ]                 Rule 12h-3(b)(1)(ii)       [ ]
    Rule 12g-4(a)(1)(ii)       [ ]                 Rule 12h-3(b)(2)(I)        [ ]
    Rule 12g-4(a)(2)(i)        [ ]                 Rule 12h-3(b)(2)(ii)       [ ]
    Rule 12g-4(a)(2)(ii)       [ ]                 Rule 15d-6                 [x]
    Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date:

                  Class A-1 5.90% Asset Backed Notes:  3
                  Class A-2 6.09% Asset Backed Notes:  2

         Pursuant to the requirements of the Securities Exchange Act of 1934 Advanta Auto Finance Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    AUGUST 6, 1999                    BY: /s/ David Plante
      ----------------------------             -----------------------------
                                               Name:  David Plante
                                               Title: President